Exhibit 99.6

Volume 8, number 3	November 8, 2013

AS AT JULY 31, 2013

July 2013 Highlights

❑         Budgetary revenue in July amounts to $5.1 billion, up $253 million compared to last year. Own-source revenue amounts to $3.8 billion while federal transfers stand at $1.3 billion.

❑            Program spending amounts to $5.1 billion, up $416 million compared to last year.

❑            Debt service amounts to $703 million, up $63 million compared to last year.

❑           Consolidated budgetary transactions show a $406 million deficit for July 2013, compared with a $138 million deficit for July 2012.

❑         Taking the $102 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $508 million for July 2013.

On the basis of the cumulative results as at July 31, 2013, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $2.3 billion. As announced in the March 2013 Update on Québec’s Economic and Financial Situation, budgetary balance for the 2013-2014 fiscal year will be achieved. An economic and financial update will be presented in the fall.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
					Financial Situation
	July		April to July		Spring 2013
						Forecast
						Growth
	2012	2013	2012-2013	2013-2014	2013-2014%
BUDGETARY REVENUE
Own-source revenue	3 647	3 787	16 551	16 645	55 684	5.2
Federal transfers	1 236	1 349	4 981	5 466	16 425	4.6
Total	4 883	5 136	21 532	22 111	72 109	5.0
BUDGETARY EXPENDITURE
Program spending	- 4 685	- 5 101	- 21 217	- 22 067	- 63 825	1.9
Debt service	- 640	- 703	- 2 559	- 2 720	- 8 516	8.9
Total	- 5 325	- 5 804	- 23 776	- 24 787	- 72 341	2.7
CONSOLIDATED ENTITIES[1]
Non-budget-funded bodies and special funds	228	177	538	413	432	—
Health and social services and education networks	- 8	- 17	- 33	- 34	—	—
Generations Fund	84	102	278	329	1 053	—
Total	304	262	783	708	1 485	—
Contingency reserve	—	—	—	—	- 200	—
SURPLUS (DEFICIT)	- 138	- 406	- 1 461	- 1 968	1 053	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 84	- 102	- 278	- 329	- 1 053	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 222	- 508	- 1 739	- 2 297	—	—

(1)        The details of these transactions by type of entity are shown on page 5 of this report.

CUMULATIVE RESULTS AS AT JULY 31, 2013

Budgetary balance

❑            For the period from April to July 2013, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $2.3 billion. A deficit in the first four months of the fiscal year reflects historic trends. Indeed, during this period, expenditures usually exceed revenues since government departments spend more heavily in respect of their activities.

❑         For the 2013-2014 fiscal year overall, the March 2013 Update on Québec’s Economic and Financial Situation anticipates that revenues and expenditures will be balanced. It incorporates the following items that will specifically affect the budgetary balance during the year:

—           the payment by the federal government of $1 467 million1 corresponding to the second installment of the financial compensation stemming from the harmonization of the Québec sales tax (QST) and the federal goods and services tax (GST). This amount is recorded monthly under revenues during the 2013-2014 fiscal year, at the rate of $122 million;

—           a reserve of $200 million to cover contingencies.

Budgetary revenue

❑            As at July 31, 2013, budgetary revenue amounts to $22.1 billion, $579 million more than as at July 31, 2012.

—           Own-source revenue stands at $16.6 billion, $94 million more than last year.

—           Federal transfers amount to $5.5 billion, up $485 million compared to July 31, 2012.

Budgetary expenditure

❑            Since the beginning of the fiscal year, budgetary expenditure amounts to $24.8 billion, an increase of $1.0 billion, or 4.3% compared to last year.

In keeping with historic trends, the pace of program spending is faster at the beginning of the fiscal year because of the allocation details of certain grants, including those relating to the health and social services and the education networks.

For the first four months of the fiscal year, program spending rose $850 million, or 4.0%, and stands at $22.1 billion. The increase forecast in the March 2013 Update on Québec’s Economic and Financial Situation for 2013-2014 is 1.9%.

—           The most significant changes are in the Health and Social Services ($303 million) and Education and Culture ($445 million) missions and take into account the payment of the $242 million in tied funding to the universities. Last year, the grant was paid in August. Excluding this payment, program spending growth would have stood at 2.9%.

Debt service stands at $2.7 billion, an increase of $161 million or 6.3% compared to last year.

1            Revenue from federal compensation related to the harmonization of the sales taxes is accounted for in accordance with public sector accounting standards and the conditions stipulated in the agreement. The conditions include the implementation of the harmonization of the QST and the GST on January 1, 2013 and the adoption of a mechanism whereby governments and certain of their mandataries pay and refund the taxes as of April 1, 2013. Moreover, revenue must be accounted for at the same pace as the recognition of expenditure funded by such compensation. Accordingly, as stipulated in the 2012-2013 Budget (p. C.24), the first payment of $733 million was accounted for during the last three months of 2012-2013, at the same pace as debt service expenditure. The second payment of $1 467 million is distributed throughout the 2013-2014 fiscal year, i.e. at the same pace as expenditure corresponding to debt service and the Fund to Finance Health and Social Services Institutions, at the rate of $122 million a month..

Consolidated entities

❑            As at July 31, 2013, the results of consolidated entities show a surplus of $708 million. These results include:

—           a surplus of $413 million for non-budget-funded bodies and special funds;

—           revenue dedicated to the Generations Fund of $329 million;

—           a $34 million deficit for the health and social services and the education networks;

Net financial requirements

❑            As at July 31, 2013, consolidated net financial requirements stand at $4.3 billion, an increase of $475 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	July			April to July
	2012	2013	Change	2012-2013	2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	3 647	3 787	140	16 551	16 645	94
Federal transfers	1 236	1 349	113	4 981	5 466	485
Total	4 883	5 136	253	21 532	22 111	579
BUDGETARY EXPENDITURE
Program spending	- 4 685	- 5 101	- 416	- 21 217	- 22 067	- 850
Debt service	- 640	- 703	- 63	- 2 559	- 2 720	- 161
Total	- 5 325	- 5 804	- 479	- 23 776	- 24 787	- 1 011
CONSOLIDATED ENTITIES[1]
Non-budget-funded bodies and special funds	228	177	- 51	538	413	- 125
Health and social services and education networks	- 8	- 17	- 9	- 33	- 34	- 1
Generations Fund	84	102	18	278	329	51
Total	304	262	- 42	783	708	- 75
SURPLUS (DEFICIT)	- 138	- 406	- 268	- 1 461	- 1 968	- 507
Consolidated non-budgetary requirements	1 825	1 392	- 433	- 2 368	- 2 336	32
CONSOLIDATED NET FINANCIAL REQUIREMENTS	1 687	986	- 701	- 3 829	- 4 304	- 475

(1)        The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	July			April to July
			Change				Change
Revenue by source	2012	2013	%	2012-2013	2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 093	1 224	12.0	5 905	5 968		1.1
Contributions to Health Services Fund	503	576	14.5	2 174	2 238		2.9
Corporate taxes	332	266	- 19.9	1 062	937		- 11.8
Consumption taxes	1 229	1 258	2.4	5 395	5 580		3.4
Others sources	148	165	11.5	678	644		- 5.0
Total own-source revenue excluding government enterprises	3 305	3 489	5.6	15 214	15 367		1.0
Revenue from government enterprises	342	298	- 12.9	1 337	1 278		- 4.4
Total own-source revenue	3 647	3 787	3.8	16 551	16 645		0.6
Federal transfers
Equalization	616	653	6.0	2 464	2 611		6.0
Protection payment	31	—	-100.0	121	—		-100.0
Health transfers	401	428	6.7	1 606	1 713		6.7
Transfers for post-secondary education and other social
programs	126	129	2.4	505	515		2.0
Other programs	62	52	- 16.1	285	281		- 1.4
Subtotal	1 236	1 262	2.1	4 981	5 120		2.8
Harmonization of the QST with the GST – Compensation	—	87	—	—	346	[1]	—
Total federal transfers	1 236	1 349	9.1	4 981	5 466		9.7
BUDGETARY REVENUE	4 883	5 136	5.2	21 532	22 111		2.7

(1)        To this amount must be added $143 million earmarked for the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of the results of the consolidated entities, thereby bringing the total amount of compensation to $489 million for the period April to July 2013.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	July			April to July
			Change			Change
Expenditures by mission	2012	2013	%	2012-2013	2013-2014%
Program spending
Health and Social Services	2 498	2 562	2.6	10 408	10 711	2.9
Education and Culture	648	938	44.8	5 403	5 848	8.2
Economy and Environment	677	679	0.3	2 031	2 058	1.3
Support for Individuals and Families	511	526	2.9	2 046	2 089	2.1
Administration and Justice	351	396	12.8	1 329	1 361	2.4
Total program spending	4 685	5 101	8.9	21 217	22 067	4.0
Debt service	640	703	9.8	2 559	2 720	6.3
BUDGETARY EXPENDITURE	5 325	5 804	9.0	23 776	24 787	4.3

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES (millions of dollars)	(Unaudited data)

	July 2013
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	902	102	39	812	2 200	—	4 055	- 2 261	1 794
EXPENDITURE
Expenditure	- 684	—	- 39	- 812	- 1 984	- 17	- 3 536	2 181	- 1 355
Debt service	- 162	—	—	—	- 95	—	- 257	80	- 177
TOTAL	- 846	—	- 39	- 812	- 2 079	- 17	- 3 793	2 261	- 1 532
RESULTS	56	102	—	—	121	- 17	262	—	262

	April to July 2013
				Transfers
			Specified	(expenditures)	Non-budget-	Health and
	Special	Generations	purpose	related to the	funded	education		Consolidation
	funds	Fund	accounts	tax system	bodies	networks[1]	Total	adjustments[2]	Total
REVENUE	3 424	329	362	2 142	7 929	—	14 186	- 7 735	6 451
EXPENDITURE
Expenditure	- 2 527	—	- 362	- 2 142	- 7 413	- 34	- 12 478	7 391	- 5 087
Debt service	- 623	—	—	—	- 377	—	- 1 000	344	- 656
TOTAL	- 3 150	—	- 362	- 2 142	- 7 790	- 34	- 13 478	7 735	- 5 743
RESULTS	274	329	—	—	139	- 34	708	—	708

(1)        The results of the networks are presented according to the modified equity accounting method.

(2)        Consolidation adjustments include the elimination of program spending of the general fund.

To obtain information, please contact the Direction des communications in the Ministère des Finances et de l’Économie du Québec at 418 646-3983.

The report is also published on the Ministère des Finances et de l’Économie website (www.finances.gouv.qc.ca).